EXHIBIT 99.2
NEWS BULLETIN	RE: [WRC LOGO]

FROM:	WORLDWIDE
RESTAURANT CONCEPTS
FRB WEBER SHANDWICK
FINANCIAL COMMUNICATIONS	15301 Ventura Blvd., Bldg B, Suite 300
Sherman Oaks, CA 91403
(818) 662-9800
NYSE: SZ

FOR FURTHER INFORMATION:
AT THE COMPANY:		AT FRB¦WEBER SHANDWICK:
Keith Wall	Kim Forster	James Hoyne	Tricia Ross
Vice President and CFO	Vice President, Planning	General Information	Investor/Analyst Contact
(818) 662-9800	(818) 662-9800	(310) 407-6546	(310) 407-6540

FOR IMMEDIATE RELEASE

November 15, 2002

WORLDWIDE RESTAURANT CONCEPTS, INC. ANNOUNCES SECOND
QUARTER FISCAL 2003 RESULTS

HIGHLIGHTS:

•	Total revenues increased by 7.5 percent to $64.4 million

•	Continued growth at Pat & Oscar’s, same store sales growth of 9.4 percent at Sizzler Australia and 5.9 percent at KFC, and favorable Australian dollar exchange rate drove revenue growth

•	Earnings per share increased to $0.05 per diluted share on revenue growth and reduced prime costs at all divisions

SHERMAN OAKS, Calif.—November 15, 2002—Worldwide Restaurant Concepts, Inc. (NYSE: SZ) today reported financial results for the second quarter of fiscal 2003, ended October 13, 2002.
For the second quarter, the Company reported revenues of $64.4 million, an increase of 7.5 percent over the $59.9 million in the comparable period in fiscal 2002. Net income for the quarter was $1.4 million, or $0.05 per diluted share, compared to net income of $355,000, or $0.01 per diluted share in the same period a year ago. Revenue growth from Pat & Oscar’s expansion, strong same store sales growth in Australia, strengthening of the Australian dollar exchange rate and improved cost controls contributed to the Company’s net income growth.
Total revenues for the twenty-four weeks ended October 13, 2002 were $132.1 million, an increase of $10.9 million or 9.0 percent over the comparable period last year. Year to date net income increased by $2.7 million, to $4.7 million, or $0.17 per diluted share, compared to $0.07 in the prior year.

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Worldwide Restaurant Concepts, Inc.

Continued Revenue Growth and Cost Controls

For the second quarter, the Company grew total revenues by $4.5 million, a 7.5 percent increase over the prior year. The Company’s Australian operations continued to report strong sales, with a 9.4 percent increase in same store sales at Sizzler Australia. KFC reported a 5.9 percent increase in same store sales and added two new restaurants compared to the prior year.

Pat & Oscar’s reported revenues of $9.9 million for the second quarter. This represents an increase of $1.4 million or 16.7 percent over revenues in the comparable period last year. This growth reflects the impact of new units, offset in part by a decline of 4.0 percent in same store sales. Same store sales continue to be adversely affected by softness in the San Diego economy. Economic conditions have particularly affected Pat & Oscar’s catering business, which was down nearly 9 percent from prior year on a comparable store basis. Catering and other off-premise sales account for approximately 40 percent of Pat & Oscar’s sales.

In spite of the tough economic conditions during the quarter, Sizzler USA reported virtually unchanged customer counts compared to the comparable quarter last year. Lower than expected sales from the Steak Ranchera promotion featured during the quarter contributed to a 1.1 percent decline in same store sales. During the quarter, Sizzler USA appointed a Senior Vice President of Marketing and continued its testing of an exterior remodel program. The remodel, which costs under $50,000 per restaurant, has already been completed at eight restaurants. Based on positive early results, the Company expects to complete an additional twelve remodels by the end of fiscal 2003.

Outlook For Fiscal 2003

“This quarter, we continued to grow the top line and the bottom line in an uncertain economic environment. We were successful because we’ve continued to execute our strategies of investing in our brands and facilities and being disciplined in managing costs. In the coming quarters, we’ll continue on this course. We can’t control the economy, or the drought conditions that threaten to increase food costs in Australia, but we can and will focus on marketing and opening new restaurants, “ commented Charles Boppell, President and CEO of Worldwide Restaurant Concepts. The Company’s restaurant expansion plans include opening five to six new Pat & Oscar’s during fiscal 2003, including three in Los Angeles County that will mark the brand’s entry into the Los Angeles market.

Investor Conference Call

Worldwide Restaurant Concepts will be holding an investor conference call at 11:00 a.m. EST to discuss the Company’s financial and operational results. Investors will have the opportunity to listen to the conference call over the Internet at www.wrconcepts.com and www.companyboardroom.com. To listen to the live call, please go to either web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay, also at www.wrconcepts.com and www.companyboardroom.com, will be available shortly after the call.

Worldwide Restaurant Concepts, Inc.

About Worldwide Restaurant Concepts

Worldwide Restaurant Concepts, Inc., formerly known as Sizzler International, Inc., operates, franchises or joint ventures 322 Sizzler® restaurants worldwide, 109 KFC® restaurants primarily located in Queensland, Australia, and 15 Pat & Oscar’sSM restaurants.

Certain statements contained in this document may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These statements may include but are not limited to statements regarding: (i) continuing growth in revenues and earnings; (ii) completion of twenty exterior remodels at Sizzler USA during fiscal 2003; and (iii) the opening of five to six additional Pat & Oscar’sSM restaurants through the end of this fiscal year, including three locations in Los Angeles County.

Worldwide Restaurant Concepts cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected in the forward looking statements contained herein. Such factors include, but are not limited to: (a) the Company’s ability to implement its strategic plan and manage its costs and expenses; (b) the ability to design marketing and product initiatives resulting in same store sales growth; (c) the availability of capital to upgrade the facilities at its domestic Sizzler® locations and build new Pat & Oscar’s restaurants; (d) Pat & Oscar’s ability to acquire a sufficient number of suitable sites to open five to six new restaurants this year; (e) economic conditions, both generally and as they affect the restaurant industry in particular; and (f) other risks as detailed from time to time in the Company’s SEC reports, including Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Annual Reports on Form 10-K .

In the following financial tables, certain reclassifications have been made to the prior year amounts to conform to current year presentation.

[tables to follow ]

Worldwide Restaurant Concepts, Inc.

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE TWELVE WEEKS ENDED OCT. 13, 2002 AND OCT. 14, 2001
(In thousands, except per share data)

	October 13, 2002	October 14, 2001
Revenues
Restaurant sales	$62,493	$58,025
Franchise revenues	1,944	1,918

Total revenues	64,437	59,943

Costs and Expenses
Cost of sales	21,089	19,756
Labor and related expenses	17,569	16,687
Other operating expenses	15,655	14,590
Depreciation and amortization	2,158	2,198
General and administrative expenses	5,370	5,300

Total operating costs	61,841	58,531

Operating income	2,596	1,412

Interest expense	803	803
Investment income	278	191

Income before provision for income taxes	2,071	800

Provision for income taxes	647	445

Net income	$1,424	$355

Basic and diluted earnings per share	$0.05	$0.01

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Worldwide Restaurant Concepts, Inc.

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE TWENTY-FOUR WEEKS ENDED OCT. 13, 2002 AND OCT. 14, 2001
(In thousands, except per share data)

	October 13, 2002	October 14, 2001
Revenues
Restaurant sales	$128,177	$117,298
Franchise revenues	3,949	3,917

Total revenues	132,126	121,215

Costs and Expenses
Cost of sales	43,348	39,842
Labor and related expenses	35,757	33,586
Other operating expenses	31,265	28,979
Depreciation and amortization	4,329	4,358
General and administrative expenses	10,834	10,777

Total operating costs	125,533	117,542

Operating income	6,593	3,673

Interest expense	1,621	1,671
Investment income	469	412
Other income	—	412

Income before provision for income taxes	5,441	2,826

Provision for income taxes	760	807

Net income	$4,681	$2,019

Basic and diluted earnings per share	$0.17	$0.07

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Worldwide Restaurant Concepts, Inc.

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	October 13, 2002	April 30, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$22,951	$25,943
Restricted cash	2,278	2,096
Receivables, net of an allowance of $850 at October 13, 2002 and $814 at April 30, 2002	2,662	2,101
Inventories	4,234	4,367
Deferred income tax asset	2,653	2,191
Prepaid expenses and other current assets	2,308	1,686

Total current assets	37,086	38,384

Property and equipment, net	62,061	61,334
Property held for sale, net	2,224	2,632
Long-term notes receivable (including $200 of related party receivables at October 13, 2002 and April 30, 2002), net of an allowance of $3 at October 13, 2002 and April 30, 2002	857	974
Deferred income tax asset	7,130	7,198
Goodwill, net	22,313	20,940
Intangible assets, net of accumulated amortization of $789 at October 13, 2002 and $734 at April 30, 2002	2,075	2,031
Other assets	1,708	1,866

Total assets	$135,454	$135,359

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Worldwide Restaurant Concepts, Inc.

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	October 13, 2002	April 30, 2002
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$6,029	$5,971
Accounts payable	9,936	11,304
Other current liabilities	18,145	16,383
Income taxes payable	1,158	2,669

Total current liabilities	35,268	36,327

Long-term debt, net of current portion	20,333	23,369
Deferred gains and revenues	8,337	8,737
Pension liability	11,487	11,725

Total liabilities	75,425	80,158

Stockholders’ Equity:
Capital stock—
Preferred, authorized 1,000,000 shares, $5 par value; no shares issued	—	—
Common, authorized 50,000,000 shares, $0.01 par value; issued and outstanding 29,230,135 and 27,230,135 shares and 29,205,491 and 27,205,491 shares at October 13, 2002 and April 30, 2002, respectively	292	292
Additional paid-in capital	279,963	279,904
Accumulated deficit	(207,885)	(212,566)
Treasury stock, 2,000,000 shares at October 13, 2002 and 2,000,000 shares at April 30, 2002, at cost	(4,135)	(4,135)
Accumulated other comprehensive loss	(8,206)	(8,294)

Total stockholders’ equity	60,029	55,201

Total liabilities and stockholders’ equity	$135,454	$135,359

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